EXHIBIT 99.1
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LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Ph.   (301) 941-1500
Fax   (301) 941-1553
www.lasallehotels.com

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Contact:  Raymond Martz, Treasurer, +301/941-1516


          LASALLE HOTEL PROPERTIES ACQUIRES THE GRAFTON ON SUNSET
               Upscale Full-Service Hotel is Located on the
           Legendary Sunset Strip in West Hollywood, California


      BETHESDA, MD, JANUARY 10, 2005 -- LaSalle Hotel Properties (NYSE:
LHO) today announced it has acquired the Grafton on Sunset for $25.5 million. The Grafton is an upscale full-service hotel with 108 well-appointed guestrooms and suites. The Grafton is located in the heart of West Hollywood, adjacent to Beverly Hills and just a short distance from Melrose Avenue, Century City, Santa Monica, Marina Del Rey and downtown Los Angeles. The hotel is surrounded by West Hollywood's hottest nightspots such as The Roxy, The Viper Room, House of Blues, and Sky Bar. The Grafton will continue to be managed by Outrigger Lodging Services ("OLS"), which manages LaSalle's Le Montrose Suite Hotel, also located in West Hollywood.

      The Grafton on Sunset opened in 2000 and features the upscale and stylish Boa steakhouse and lounge, which is operated by the renowned Innovative Food Concepts. The hotel's other amenities include a fitness center, valet parking, an outdoor pool and Mediterranean garden, and an executive boardroom.

      "We are very pleased to have acquired this unique property located in the heart of the famous Sunset Strip," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "The Grafton is encircled by West Hollywood's trendy nightclubs, restaurants and world-class shopping, which all provide the hotel with an irreplaceable location, and a competitive long-term advantage. Furthermore, we believe that the Beverly Hills and West Hollywood hotel markets have rebounded significantly since 2001, and are poised for a strong and sustained recovery over the next several years."

      West Hollywood is a unique and dynamic city of 1.9 square miles, centrally located among Hollywood, downtown Los Angeles, Beverly Hills, area beaches, and the Los Angeles International Airport. The locale offers famous nightlife, innovative dining, shopping, as well as celebrated areas such as the Sunset Strip, Santa Monica Boulevard, the Hollywood Walk of Fame, and Rodeo Drive. Visitors are also attracted to the 30-plus art galleries and over 300 museums, more than in any other city in the United States.

      The hotel will continue to be managed by OLS, which also manages LaSalle's 133-room Le Montrose Suite Hotel. OLS has managed the Grafton since it opened in 2000. OLS is a national operator of upscale hotels including Le Parc Suite Hotel, which is also located in West Hollywood.

      "We are excited to expand our long standing relationship with Outrigger Lodging Services," continued Mr. Bortz. "They are very knowledgeable of the unique West Hollywood hotel market, and have substantial experience operating distinctive properties like the Grafton and Le Montrose."



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      John Fitts, President and CEO of OLS said, "We are delighted to expand our relationship with LaSalle Hotel Properties and their outstanding team. We have enjoyed a long association with LaSalle, and are excited to continue to develop The Grafton on Sunset as one of the premiere hotels serving the West Hollywood and Westside marketplace."

      The impact of the acquisition of the Grafton was included in the Company's 2005 outlook which was provided on January 6, 2005. As a result, the Company's 2005 outlook remains unchanged.

      Outrigger Lodging Services, located in Encino, California, owns and operates hotels throughout the United States. The firm is associated with Outrigger Hotels & Resorts, headquartered in Hawaii, which owns and manages more than 40 hotels and resorts throughout Hawaii and the Pacific Rim. OLS currently operates, or has operated, a full range of hotel products, including Marriott, Sheraton, Hilton, Residence Inn, Holiday Inn, Radisson, as well as many limited-service brands. In addition to branded hotels, OLS currently operates upscale boutique hotels providing creative management and sales support to ensure they are able to compete successfully against branded competition. OLS has grown rapidly by providing aggressive and professional management for private investors and institutional owners.
OLS is owned jointly by Outrigger Hotels & Resorts and John Fitts, President/CEO, a veteran hotelier with 38 years of experience in the lodging industry.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 21 upscale and luxury full-service hotels, totaling approximately 6,700 guest rooms in 15 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including, Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.


Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and subsequent SEC reports and filings. LaSalle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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ADDITIONAL CONTACTS:
-------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
      - 301/941-1500


    For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com






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